CONTRACT FOR SALE OF REAL ESTATE

This Contract, made this day ___ of January, 2009,

BETWEEN:	E.S.K. Builders at Keansburg, L.L.C.
12 Mountain Lane
Holmdel, NJ 07733
(hereinafter designated as the “Seller”)
AND:
Seaview Gardens at Keansburg, LLC
P.O. Box 627
Forked River, NJ 08731
(hereinafter designated as the “Buyer”)

WITNESSETH:

1.         PROPERTY SOLD. Seller agrees to sell and Buyer agrees to buy the property described in this contract. The property to be sold consists of (a) the land and improvements on the land and (b) all the Seller’s rights relating to the land, including all approvals necessary for the construction of 48 residential condominium units, approximately 6,000 square feet of commercial space, and approximately 4,000 square feet of restaurant space, along with associated common areas and amenities (the “Project”). The real property is more specifically known and designated as Lot 1 in Block 15 in Keansburg, New Jersey at the intersection of Beach Way and Raritan Avenue (“Property”).

2.         PURCHASE PRICE.

The Purchase Price for the property referred to in Paragraph 1 above shall be $4,712,500.00 and shall be paid as follows:

Previously paid as set forth below in Paragraph 4	$225,000.00
1st Additional Deposit upon execution	$25,000.00
2nd Additional Deposit on June 15, 2009	$25,000.00
Seller financing	$1,725,000.00
Balance Due at time of closing in Attorney Trust Account, wire transfer or certified check	$2,712,500.00

3.0         CLOSING DATE. The closing of title shall take place on or before September 15, 2009 at the law office of Buyer’s attorney’s office, or at the law office of the attorney for Buyer’s Lender; provided, however, on or before September 15, 2009, Buyer may request one (1) three month extension of the Closing Date in which event closing of title shall take place on or before December 15, 2010.

4.0         DEPOSIT MONIES. The $225,000.00 deposit referenced in Paragraph 2 above was previously paid by VCS Holdings LLC, an affiliated company of Buyer, to Seller under an earlier contract which the parties acknowledge is hereby terminated, the within Contract being in substitution therefor. Said deposit has been retained by Seller and is non-refundable. The two $25,000.00 deposits referenced in Paragraph 2 is to be held in the trust account of Cleary Alfieri & Jones (the “Escrow Agent”) until closing of title or earlier Contract termination; provided, however, in the event the Buyer requests a three month extension pursuant to paragraph 3 above, then in that event an additional $25,000.00 deposit, which shall be released to Seller and be non-refundable, but applied to the purchase price, shall be due upon exercise of the three month extension.

5.          SELLER FINANCING. Seller shall provide financing to Buyer in the aggregate amount of $1,725,000.00 secured by a second purchase money mortgage under terms and conditions set forth below:

a.	The amount of the note shall be $1,725,000.00, secured by a second mortgage, which matures twenty-four (24) months after closing; provided, however, that Buyer shall be entitled to one twelve (12) month extension upon request.

b.	The rate of interest shall be 6% per annum beginning eight (8) months after closing.

c.	Note and mortgage shall contain a standard 30-day default clause.

d.	The note and mortgage shall contain a five (5%) percent late charge provision if payment is not received within fifteen (15) days of the due date.

e.	Purchase money note and mortgage are to be executed on Allstate form 2004 for note and 204 for mortgage.

f.	Note and Mortgage shall be prepared by Sellers attorney at Buyer’s expense of $350.00 subject to Buyer’s attorney’s approval of the form thereof.

g.	Buyer shall have the right to prepay, in whole or in part, the note at any time without penalty.

h.	Interest only payments shall commence on the 11th month anniversary from closing and shall be paid quarterly on each three month anniversary thereafter.
i.	A release payment of the lesser of $37,500.00 or the outstanding principal balance of the note shall be due at the sale of each unit and applied to the loan principal.

j.	The seller financing shall only be subordinate to acquisition, site improvement and construction financing.

k.	In addition to the payments set forth above, Buyer shall pay to Seller, on account of principal, two and one half percent (2 1/2%) of the amount of all advances made by Buyer’s Lender for site improvements and construction financing.

l.	The mortgage shall be personally guaranteed by Vincent Simonelli.

6.         FINANCING CONTINGENCY. The Buyer’s obligation to close is contingent upon it obtaining a loan in the amount of not less than $13,000,000.00 (which includes acquisition, site improvements and construction, which will be secured by a mortgage on the Property. In the event that Buyer has not obtained the financing or waived this contingency on or before ninety days following the Effective Date hereof, either party may terminate this Contract at which time the Additional Deposit shall be returned to Buyer or the parties may agree to extend this contingency for an additional period. In the event that the lender requires conditions (including by way of example further environmental investigations) then this financing contingency shall not be deemed satisfied until all of lender’s conditions have been favorably satisfied. Upon satisfaction of the within financing contingency, the lst Additional Deposit shall be paid over to the Seller, to be retained by Seller subject to Seller satisfactorily performing its obligations under this Contract.

7.0        AS IS.

A.         Buyer acknowledges that Seller has represented that Seller has obtained approval for the Project as previously defined, including forty-eight (48) residential units, approximately 6,000 square feet of commercial space and approximately 4,000 square feet of restaurant space, along with associated common area and amenities.

B.         At closing, Buyer shall take the premises “AS IS” and in its present condition, status and state of repair. Seller shall not be liable or bound in any manner by any verbal statements or representations, express or implied, made by Seller, its agents or representatives, relating to the premises, or its operation, condition, character or quality, including, without limitation, the structural, mechanical and environmental condition of the premises, the state of title, the availability of utilities, the capacity for development of the premises and whether the premises is in compliance with laws.

C.         Buyer’s investigation. Buyer acknowledges that Buyer has entered into this agreement on the basis of its right to conduct a full inspection and investigation of the premises, its operation, condition, character and quality, including, without limitation, the structural, mechanical and environmental condition of the premises, the state of title, the availability of utilities, the capacity for development of the premises and whether the premises is in compliance with laws, and Buyer acknowledges that it shall be relying solely on its own investigations when proceeding with the purchase of the premises (the “Due Diligence Matters”). Buyer further acknowledges that Buyer is sophisticated and experienced in real estate transactions. In the event Buyer determines, prior to closing, that the there is any defect in any of the Due Diligence Matters that would interfere with the ability of the Buyer to develop the Project in accordance with the Seller’s representations, or prevent the funding of financing pursuant to the mortgage commitment to be obtained by Buyer as contemplated above, then Buyer may terminate the Contract or give the Seller additional time to cure the defects prior to closing.

8.0        TYPE OF DEED. A Deed is a written document used to transfer ownership of property. In this sale, the Seller agrees to provide and the Buyer agrees to accept a Deed known as Bargain and Sale with covenants against Grantor’s acts. Seller shall also provide and execute at closing an Affidavit of Title and any other documentation reasonably required by Buyer’s Title Company. Seller shall also execute and deliver at closing all necessary assignments to transfer to Buyer all of Seller’s rights in the Project, including by way of example, plans, surveys, permits, approvals, and the like.

9.0        REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller hereby makes the following representations, warranties and covenants to Buyer, each of which shall be true and correct as of the date of closing:

a)         There are not now outstanding with respect to the Premises any notices of any uncorrected violations of any laws, statutes, ordinances, rules or regulations and any such notices hereafter issued prior to closing will be satisfied by Seller.

b)         Seller has the full power, authority and legal right to enter into and perform this Contract, without requiring the consent or approval of any party not previously obtained. The execution, delivery and performance of this Agreement will not contravene any law, governmental rule, regulation or order binding on Seller, nor will the performance of the obligations hereunder violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is party or by which the Property is bound.

c)         To the best of Seller’s knowledge, the Property is not affected by or subject to any pending or threatened (I) condemnation proceedings or proceedings which would impair or result in the termination of access from the Property to abutting public highways, streets and roads; (ii) tax appeals; or (iii) any actions or proceedings before any Court or administrative agency which will materially adversely affect the Property or the ability of Seller to perform Seller’s obligations under this Contract.

d)         No one other than Buyer has a contract, option or right of first refusal to purchase the Property or any part thereof and Seller has granted no leases or licenses, nor created any tenancies, affecting the property. There are no parties in possession of any portion of the Property as trespassers or otherwise.

e)         To the best of Seller’s knowledge, (I) there are no hazardous substances, as defined by any federal, state or municipal law, on the Property; or (ii) there are no grounds for the filing of a lien against the Property pursuant to the New Jersey Spill Compensation and Control Act. Seller has no knowledge of (I) any underground storage tanks located on or under the Property and subsequently removed or abandoned in place without obtaining approval of a closure plan from NJ DEP, or (ii) any sumps, clarifiers or on-site wells located on or under the Property. Seller further states, to the best of Seller’s knowledge that from the date of the Phase I performed on behalf of Buyer or Buyer’s affiliated companies, no events have occurred on or about the Property that would create an Area of Concern were a new Phase I to be completed by Buyer pursuant to the within Contract.

f)         Seller has received variances and Final Site Plan Approval allowing for the development of the Project as contemplated hereby, subject to satisfaction by Seller of the conditions set forth in the Resolution of Approval attached hereto as Exhibit A. Seller further represents that Seller has obtained all ancillary approvals required to enable Buyer to obtain a building permit upon submission of the construction plans to the municipality. Seller represents that it will use its best efforts to keep the Municipal Approval in full force and effect, and shall apply from time to time during this Contract for such extensions of the same as may be permitted by law or reasonably required, all at Seller’s sole cost and expense. All approvals referred to herein shall be final and non-appealable, shall not have expired on or before closing of title, nor be scheduled to expire within six (6) months following closing of title. Attached hereto as Exhibit B is a schedule setting forth a list of all approvals obtained by Seller to date and the status of each.

g)         All conditions set forth in any of the Planning Board Engineer’s review letters, copies of which have been attached hereto as Exhibit C, have been satisfied in full by Seller, or will have been satisfied on or before Closing of Title, it being the intention of the parties hereto that upon closing of title, Buyer shall be able to obtain a building permit upon filing construction drawings, in order to allow commencement of construction of the Project without the need to obtain any additional approvals other than the approval of the actual construction drawings.

h)         At the time Seller received approvals, no COAH fees were required to be paid by the developer of the Project pursuant to the approvals or the Engineer’s Review letters issued pursuant to those approvals. Seller is not aware of any present requirement to pay COAH fees in connection with the development of the within project. In the event COAH fees are eventually required to be paid in connection with the development of the within project as a result of a change in the laws subsequent to the date hereof and applicable to this project, then in that event the Seller and Buyer agree to split the burden of such fees fifty-fifty.

All of the foregoing representations and warranties of Seller are true, accurate and complete as of the date of execution of this Contract and, as a condition precedent to Buyer’s obligation to close hereunder, shall be true, accurate and complete as of the closing date. All of the foregoing representations and warranties shall survive the closing and delivery of the Deed for a period of one year following the closing.

10.        TITLE PROVISIONS. The premises are to be sold and conveyed subject only to the following exceptions, which shall be deemed permitted exceptions provided they do not interfere with the proposed use and development of the proposed use of the and development of the Project:

a)         Municipal Zoning ordinances, law, and ordinances of the State of New Jersey, County of Monmouth, Borough of Keansburg, the rules and regulations of the respective agencies relating to buildings and construction used and all amendments and additions thereto now or hereafter in force and effect which relate to the premises, provided that the same are not violated;

b)         The rights, public and private, and of public utility corporations, if any in the streets and roads, if any adjoining the premises; and

c)         Such facts as an accurate survey would disclose; provided, however, that such survey shall not disclose any defects or impediments to title.

d)         Subsurface conditions affecting the premises.

e)         Title to the lands and premises to be conveyed hereunder shall be good and marketable and such as will be insurable with standard exceptions by a reputable title insurance company authorized to do business in the State of New Jersey.

f)         Buyer agrees to complete a title examination within twenty (20) days from the date of this Contract. In the event that the examination of title to be made by and at the cost and expense of the Buyer discloses any exception to title the Buyer shall serve a written notice as to the same upon the Seller, any such notice or notices to be mailed to the Seller within ten (10) days after the Buyer’s counsel receives written notice in the form of a written report of title on any one or more occasions from the title insurance company designated by the Buyer, or any such exception or exceptions, and the Seller shall have forty-five (45) days thereafter to cause the removal of such exception, and Seller shall at its sole cost and expense diligently attempt to do so, provided, however, that in the event the cost exceeds $25,000.00, and the Buyer does not waive the exception or exceptions.

Seller shall have the option to terminate this Contract without further liability. Notwithstanding the aforesaid, any voluntary liens or encumbrances, together with any and all judgments shall be paid by Seller at closing. Any exception not so reported shall be deemed waived. In the event that the Seller is unable to cause removal of any exception as to which they have such notice within the time period, the Buyer shall have the option to:

i)         Proceed to closing taking such title as Seller can deliver but without any abatement in the purchase price, unless such exception is for a sum certain or able to be ascertained; or

ii)         Terminate this agreement, in which case the Deposit shall be returned to the Buyer, and the parties shall have no further obligations as to each other pursuant to the terms of this Agreement and Seller shall reimburse Buyer for the reasonable cost of title searches and survey, not to exceed $5,000.00.

11.        ADJUSTMENTS AT CLOSING The Buyer and Seller agree to adjust the following expenses as of the closing date: Real estate taxes and other incidental charges. The Buyer or the Seller may require that any person with a claim or right affecting the property be paid off from the proceeds of this Sale. Seller shall be responsible for rollback taxes, if any, and the Realty Transfer Fee (other than the Mansion Tax, if applicable, which shall be the responsibility of the Buyer.

12.        CONDEMNATION. In the event that, prior to the day of any closing herein, condemnation or eminent domain proceedings shall be commenced against the Premises, or threatened, Buyer shall have the option to:

a)         Terminate this Agreement, in which event this Agreement shall become null and void and neither party shall have any further right or remedy against the other; or

b)         Proceed to the Closing and accept the Premises subject to such proceedings, in which event any award that might be paid to Seller shall be paid over or assigned by Seller to Buyer.

13.        ASSESSMENTS. If, at the time before signing of the Contract, the Premises or any portion thereof, shall be or shall have been affected by an assessment or assessments for any public improvements installed or to be installed by any governmental agency which are or may become payable in annual installments of which the first installment is then due or has been paid, then, for the purpose of this Agreement, all of the unpaid installments of such assessment, including those which are to become due and payable after the delivery of the Deed, shall be deemed to be due arid payable and to be liens upon the premises and shall be paid and discharged by the Seller upon the delivery of the Deed. Unconfirmed improvements and assessments, if any, shall be paid and allowed by Seller on account of the purchase price, if the improvements or work has been commenced on or before the date of this Agreement. Seller represents that to the best of its knowledge there are no present assessments, confirmed or unconfirmed.

14.       DEFAULT BY BUYER OR SELLER.

a)         In the event of a breach of this Agreement by Buyer, Seller shall retain the Deposit monies as liquidated damages.

b.         In the event of a breach by Seller, the Buyer shall have available to it all remedies at law, including specific performance.

This Agreement contains the Buyer’s promises to do or not to do various things. Failure to keep these promises within designated time periods, if any are specified, is called a “default” or “breach of contract.”

The Buyer and the Seller specifically agree that if the Buyer commits or permits a default, the damages which the Seller will suffer cannot be calculated in advance with any degree of mathematical certainty. However, in good faith, the Buyer and the Seller have agreed to estimate the amount of such damages which will reasonably compensate the Seller for a default. This is called “liquidated damages.” If the Buyer commits or permits a default, the Seller may choose to terminate this Agreement. If the Seller terminates this Agreement, the Buyer will no longer have any rights under this Agreement or with respect to the property. Upon termination, the Seller will be entitled to liquidated damages in an amount equal to the Additional Deposit monies.

The amount of liquidated damages may be greater or less than the actual amount of damages that the Seller may suffer. However, the actual amount of Seller’s damages may not be determinable for a significant time after Buyer’s default. Buyer understands that the provision for liquidated damages is of vital importance to the Seller, and that the Seller would not enter into this Agreement without such a provision. Accordingly, the Buyer agrees that the Seller may enforce the liquidated damages provision.

15.         COMPLETE AGREEMENT. This Contract is the entire and only agreement between the Buyer and the Seller. This contract replaces and cancels any previous agreements between the Buyer and the Seller. This contract can only be changed by an agreement in writing signed by both Buyer and Seller. The Seller states that the Seller has not made any other Contracts to sell the property to anyone else.

16.         PARTIES LIABLE. This Contract is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

17.         BROKER’S COMMISSION. The parties hereby represent to each other that there are no written agreements or correspondence with any real estate agents or brokers relating to this Agreement and therefore the parties hold each other harmless from any claims for commissions. Notwithstanding the aforesaid, the Buyer was introduced to the property by Michael Smyth and Seller shall be responsible for the payment of a $25,000.00 commission to Smyth in recognition of such service.

18.         RECORDATION. It is understood and agreed that a memorandum of this Contract may be recorded in the Monmouth County Clerk’s Office at either party’s option.

19.         NOTICES. No notice, request, consent, approval, waiver or other communication under this Contract shall be effective unless, but any such communication shall be deemed to have been given if, the same is in writing and is mailed by registered mail or certified mail, postage prepaid, confirmed fax transmission, or email, addressed to the parties at the address noted below, or sent by fax at the fax numbers listed below or email at the addresses below:

From Buyer to Seller:	Salvatore Alfieri, Esq.
Cleary Alfieri & Jones
5 Ravine Drive
Matawan, NJ 07747
732-583-7474
732-290-0753 Fax
email address: rmago@clearyalfieri.com

With a copy to:	E.S.K. Builders at Keansburg, L.L.C.
12 Mountain Lane
Holmdel, NJ 07733
732-888-4860 Fax

Notices from Seller to Buyer:	David Shaheen, Esq.
Jahos, Broege & Shaheen
116 Oceanport Ave.
Little Silver, NJ 07739
732-747-4326
732-224-5317 Fax
email address: dshaheenajbslaw.us

With a copy to:	VCS Holdings, LLC
P.O. Box 627
Forked River, NJ 08731
609-693-3802 Fax
email address: vince@foxmoorhomes.com

20.         APPLICABLE LAW. This Agreement and the performance hereof shall be governed, interpreted, construed and regulated by the Laws of the State of New Jersey.

21.         SEVERABILITY. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstances, shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

22.         INTERPRETATION. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

23.         SECTION HEADINGS. The Section Headings in this Agreement are inserted only as a matter of convenience in reference and are not to be given any effect whatsoever in construing any provision of this Agreement.

24.         ASSIGNMENT. The within Agreement may not be assigned by Buyer without the prior written consent of Seller unless Buyer agrees to continue to guarantee all obligations of the purchaser of the property pursuant to the terms of this Contract.

25.         ENTIRE AGREEMENT. This Agreement sets forth all of the promises, agreements, conditions, and understandings between the parties hereto relative to the subject matter hereof, and there are no promises, agreements, conditions or understandings, either written or oral, expressed or implied, between them other than as herein set forth. Except as herein otherwise specifically provided, no subsequent alterations, amendments, changes or additions to this Agreement shall be binding upon either party unless in writing and signed by each party.

26.         EXCHANGE UNDER SECTION 1031.

Like Kind Exchange Election. Seller may elect, in its sole and absolute discretion, to exchange (rather than sell) the Property for other property of a like kind. The parties acknowledge that it is Seller’s intent that the exchange qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, to the extent possible, the provisions of this Section shall be interpreted consistently with this intent. The foregoing notwithstanding, if a tax-deferred exchange cannot be effected for any reason other than the breach of Buyer, Seller shall be obligated to close the transaction as a purchase and sale pursuant to the terms of this Agreement.

Election Notice. To exercise its right under this Section to exchange, rather than sell, the Property, Seller shall provide Buyer with a written statement stating its intent to enter into an exchange at least three (3) days prior to the closing date.

Assignment of Agreement. If Seller exercises its right to exchange, rather than sell, the Property, Seller may, on or before the closing date, assign its rights under this Agreement to a “qualified intermediary,” as defined in Treasury Regulation 1 .103(k)-1(g) (the “Accommodator”) or transfer the Property to the Accommodator subject to all of Buyer’s rights under this Agreement, including without limitation Buyer’s rights to acquire the Property at the closing. In either case, all payments which Buyer is obligated to make to Seller under this Agreement shall be made to an escrow agent or the Accommodator, as appropriate, and not to Seller. Buyer agrees to cooperate with the Seller and the Accommodator in arranging the exchange. Buyer shall execute any and all documents as a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations effective thereunder at the time of closing, including but not limited to any appropriate amendments to this Agreement and any appropriate escrow instructions provided however, that no such document shall adversely affect Buyer in any respect or change any of the economic terms and conditions of the transaction with respect to Buyer, nor require Buyer to obtain title to another piece of property. For example, if Seller assigns its rights under this Agreement to the Accommodator and/or transfers the Property to the Accommodator, Seller shall simultaneously execute an appropriate document affirming to Buyer that the warranties and representations of Seller set forth in this Agreement and the deed required pursuant to this Agreement shall remain the representations and warranties of Seller. Buyer shall not be obligated to incur any costs, expenses, losses, liabilities or damages greater than those Buyer would have incurred had Seller not elected to effect an exchange. Seller shall reimburse Buyer at closing for all out-of-pocket expenses incurred by Buyer in excess of those that would have been incurred if Seller had not elected to effect an exchange.

Buyer’s Limited Obligation. In no event shall Buyer be obligated to acquire title to any other property, whether by Deed or Contract right, for the benefit of Seller or its assignee, nor shall Buyer be obligated to accommodate any exchange in any similar manner. Buyer’s sole obligation in connection with any exchange shall be to acquire the Property from Seller or its assignee in exchange for the purchase price. Seller agrees to defend, indemnify and hold Buyer free and harmless from all costs, expenses, losses, damages or liability, including but not limited to reasonable attorney’s fees and costs of suit, arising out of or in connection with any exchange attempted pursuant to this Section and Buyer’s cooperation hereunder. Seller acknowledges that Seller is not relying on any representations of Buyer or Buyer’s counsel with respect to the federal, state or local income tax treatment of Seller in connection with this transaction. The obligations of the parties under this Section survive closing and the delivery of the Deed. Buyer shall not be required to either accelerate or delay closing in an effort to accommodate any proposed 1031 Exchange.

27.         AGREEMENT NOT AN OFFER. This Agreement is transmitted for examination only, and does not constitute an offer to sell the Property. This Agreement shall become effective only upon execution by and delivery to both parties. A draft of this Agreement that is signed and delivered by one party shall become null and void if not accepted by the other party within five (5) business days after such party is in receipt of the signed draft.

28.         EFFECTIVE DATE. The Effective Date of this Agreement is that date on which a fully executed copy has been delivered to Buyer and Seller, and the Additional Deposit has been paid by Buyer to the Escrow Agent.

29.         MISCELLANEOUS.

a)	By signing this agreement, Steven Kontos acknowledges that Steven Kontos owns a fifty percent interest in the Buyer. Upon closing of title and delivery of deed, Steven Kontos agrees to assign to Vincent C. Simonelli, or his assigns, all of Steven Kontos’ interest in the Buyer for a consideration of $1.00 so that upon closing of title, Vincent C. Simonelli, and his assigns shall own 100% of the outstanding membership interests in Buyer.
b)	Buyer acknowledges that the Seller is not responsible for past due Architectural fees for this project charged by Tekton Enterprises Inc. At closing, Seller shall assign to Buyer all of its right title and interest in all plans for the Project.
c)	Any unpaid water and sewer connection fees shall be the responsibility of Buyer, provided that Seller shall have paid and satisfied all application and other fees (other than the aforesaid connection fees) applicable to water and sewer.
d)	Buyer shall pay to Seller at closing legal fees in the amount of $5,000.00 for legal services rendered by Seller’s attorney in obtaining extensions of approvals.
e)	Seller has posted performance bonds for sewer extensions, which bonds shall be assigned to Buyer at Closing. Buyer shall pay at closing for the cost of any such bond extensions obtained subsequent to the Effective Date of this Contract.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals or caused these presents to be executed the day and year first above written.

Witness:	E.S.K. Builders at Keansburg, L.L.C., Seller

/s/ P. Glyn	/s/ Steven Kontos
By: Steven Kontos
Title: Managing Member

Seaview Gardens at Keansburg, LLC, Buyer

/s/ P. Glyn	/s/ Vincent Simonelli
By: Vincent C. Simonelli
Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals or caused these presents to be executed the day and year first above written.

Witness:	E.S.K. Builders at Keansburg, L.L.C., Seller

By: Steven Kontos
Title: Managing Member

VCS Holding, LLC, Buyer

By:
Title: